UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 3, 2014

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

* Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
* Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
* Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
* Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

OGE Energy Corp. (the "Company") is the parent company of Oklahoma Gas and Electric Company ("OG&E"), a regulated electric utility with approximately 810,000 customers in Oklahoma and western Arkansas. In addition, OGE holds a 26.3 percent limited partner interest and a 50 percent general partner interest in Enable Midstream Partners, LP. ("Enable Midstream").
On September 3, 2014, the Company issued a press release announcing that the Company's Board of Directors named Sean Trauschke as President, and Steve Merrill as Vice President and Chief Financial Officer.

Mr. Trauschke, 47, currently the Chief Financial Officer of both the Company and OG&E and the President of OG&E, will continue to serve as President of OG&E. Mr. Trauschke has served as Chief Financial Officer since April 2009 and as President of OG&E since July 2013.

Peter Delaney, current Chairman, CEO and President of the Company, will continue to serve as Chairman and CEO of the Company.

Mr. Merrill, 50, has served as Executive Vice President of Finance and Chief Administrative Officer of Enable GP, LLC, the general partner of Enable Midstream, and Chief Operating Officer of Enable Oklahoma Intrastate Transmission, LLC since December, 2013. Prior to December 2013, Mr. Merrill served as Chief Operating Officer of Enogex, LLC (formerly a subsidiary of the Company and now known as Enable Oklahoma Intrastate Transmission, LLC) since December, 2011. From 2009 to 2011, Mr. Merrill was the Vice President-Human Resources of the Company and OG&E.

Mr. Merrill’s initial base salary will be at the annual rate of $400,000. Mr. Merrill will also receive a target short-term incentive award of at least $245,000 and a target long-term incentive of at least $437,500, the terms of which are expected to be comparable to awards of other executive officers of the Company.

For further information, see the attached press release which is furnished as Exhibit 99.01 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.01	Press release dated September 3, 2014, announcing Sean Trauschke named President and Steve Merrill named Vice President and Chief Financial Officer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller and Chief Accounting Officer

September 3, 2014